 Exhibit 99.5

BENEFICIAL OWNER ELECTION FORM

3,401,151 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

BENEFICIAL OWNER ELECTION FORM

I (We) acknowledge receipt of your letter and the enclosed materials relating to the offering of shares of Encorium Group, Inc. common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of subscription rights (“Subscription Rights”).

In this form, I (we) instruct you whether to exercise Subscription Rights to purchase shares of Common Stock distributed with respect to the Common Stock held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the Prospectus dated August 24, 2010 (the “Prospectus”).

BOX 1.	°	Please do not exercise Subscription Rights for shares of Common Stock.

BOX 2.	°	Please exercise Subscription Rights for me (us) and purchase shares of the Common Stock as set forth below:

Number of shares owned as of 5:00 p.m., Eastern Time, on August 11, 2010: .

	NUMBER OF SHARES		SUBSCRIPTION PRICE		PAYMENT
Basic Subscription Rights		X	$_____________	=	$ (line 1)

Over-Subscription Privilege*		X	$_____________	=	$ (line 2)
			Total payment required (sum of line 1 and 2)	=	$
* You may exercise your Over-Subscription Privilege only if you exercise all of your Basic Subscription Rights. If an insufficient number of shares are available to fully satisfy all Over-Subscription Privilege requests, then the Company will allocate the available shares as described in the Prospectus.

BOX 3.	Payment in the following amount is enclosed: $
(This amount must equal the amount set forth under “Total payment required” above)

Signature	Date

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